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                                    EXHIBIT 4


         WHEREAS, on February 18, 1997, AFC Holding Company (formerly American Financial Group, Inc.) filed a Registration Statement Number 333-21995 on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission ("SEC") for the purpose of registering $500,000,000 in aggregate offering prices of debt and equity securities to be issued by AFC Holding Company; and

         WHEREAS, on December 3, 1997, the Corporation and AFC Holding Company filed a post-effective amendment to the Registration Statement to the effect that the Corporation is the issuer of securities offered thereunder; and

         WHEREAS, on or about December 3, 1997, the Corporation, AFC Holding Company and Star Bank, N.A., as parties to an Indenture dated November 12, 1997 with respect to unsecured debt securities (the "Debt Securities"), executed and delivered a Supplemental Indenture pursuant to which the Corporation has been substituted as obligor for all purposes under the Debt Securities; and

         WHEREAS, the prospectus relating to the Registration Statement stated that Debt Securities offered thereunder would not exceed an initial offering price of $300,000,000; and

         WHEREAS, on or about December 10, 1997, the Corporation issued $100,000,000 in aggregate principal amount of a series of Debt Securities known as the "7-1/8% Senior Debentures due 2007";

         WHEREAS, this Board of Directors has, after due deliberation, determined that in light of prevailing market conditions and to afford the Corporation the greatest degree of financial flexibility, it is in the best interests of the Corporation that the aggregate offering price of Debt Securities not be limited to $300,000,000; and that the Corporation issue a new series of Debt Securities to be know as the "7-1/8% Senior Debentures due 2009" (the "7-1/8% Debentures"); and

         NOW, THEREFORE, BE IT

         RESOLVED, that the Corporation be, and it hereby is, authorized to issue and sell Three Hundred Fifty Million Dollars ($350,000,000) in aggregate amount of the 7-1/8% Senior Debentures, which Debentures shall bear interest from the date of issuance at the rate of 7-1/8% per annum and with interest payable semiannually on April 15 and October 15 of each year, commencing October 15, 1999; and, BE IT

         RESOLVED FURTHER, that in light of prevailing market conditions and to afford the Corporation the greatest degree of financial flexibility, it is in the best interest of the Corporation that the aggregate offering price of the Debt Securities not be limited to $300,000,000; and

         RESOLVED FURTHER, that the Corporation will evidence the increase in the maximum amount of Debt Securities issuable pursuant to the Registration Statement on its Form 8-K to be filed in connection with the offering of 7-1/8% Debentures; and

         RESOLVED FURTHER, that the 7-1/8% Senior Debentures will initially be issued in the form of one global note (the "Global Note") held in book entry form and deposited on the date of the closing of the sale of the 7-1/8% Senior Debentures with, on or

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         behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to as the "Global Debenture Holder"); and, BE IT

         RESOLVED FURTHER, that the 7-1/8% Senior Debentures shall have such other terms and conditions, consistent with the foregoing, as are set forth in the Prospectus Supplement dated April 12, 1999, as the same may be amended, modified or supplemented from time to time by or under the direction of the officers of the Corporation (as so amended, modified or supplemented, the "Prospectus Supplement"); and, BE IT

         RESOLVED FURTHER, that any one (1) or more of the officers of the Corporation be, and they hereby are, authorized and directed, on behalf of the Corporation, to execute and to deliver any and all documents, including (without limitation) certificates evidencing the 7-1/8% Senior Debentures, agreements with underwriters or others for the marketing and sale of the 7-1/8% Senior Debentures and other certificates, ancillary agreements or other documents that such officer or officers may deem necessary or appropriate in connection with the issuance and sale of the 7-1/8% Senior Debentures or to give full force and effect to the purposes of the foregoing resolutions; and, BE IT

         RESOLVED FURTHER, that any one (1) or more of the officers of the Corporation be, and they hereby are, authorized to take (or to cause to be taken), on behalf of the Corporation, any and all actions, including (without limitation) completing and filing with the SEC the Prospectus Supplement, that such officer or officers may deem necessary or appropriate in connection with the issuance and sale of the Senior Debentures or to give full force and effect to the purposes of the foregoing resolutions.